Exhibit (e)(1)(i)

                  Amendment No. 1, dated as of August 23, 2001 (this "Amendment"), to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 3, 2001, between TYCO ACQUISITION CORP. XXIV (NV), ("Acquiror"), a Nevada Corporation and a direct, wholly owned subsidiary or TYCO INTERNATIONAL LTD. ("Guarantor"), a Bermuda company and SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), including a guarantee (the "Guarantee") of Guarantor. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H:

                  WHEREAS, Acquiror and the Company have entered into the Merger Agreement; and

                  WHEREAS, Acquiror and the Company desire to amend the Merger Agreement, in accordance with Section 8.04 thereof, to (i) confirm their agreement with respect to the first sentence of Section 1.01(b) of the Merger Agreement and (ii) correct an error in the wording of Section 7.01(j) of the Merger Agreement, such correction to reflect the initial intentions and understandings of the parties with respect to such provision, such correction being consistent with the statements in the Prospectus, dated August 23, 2001, contained in Guarantor's Registration Statement on Form S-4 filed by Guarantor with the Securities and Exchange Commission in connection with the Offer, describing such provision; and

                  NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Acquiror and the Company agree as follows:

                  1. Amendment to Section 1.01(b). Section 1.01(b) of the Merger Agreement is hereby amended by inserting the words "or such later day as the Company and Acquiror may mutually agree" at the end of the first sentence of this Section.

                  2. Amendment to Section 7.01(j). Section 7.01(j) of the Merger Agreement is hereby amended by inserting the word "initial" before the words "Designated Expiration Date" and the words "(without giving effect to any extensions)" after the words "Designated Expiration Date" both in clause (i) and in clause (ii) of this Section.

                  3. Authorization. Each party hereto represents to the other that such party (a) has all necessary corporate power and authority to enter into this Amendment; (b) the execution and delivery by each party hereto of this Amendment have been duly authorized by all requisite corporate action on the part of such party; and (c) this Amendment has been duly executed and delivered by each party hereto.

                  4. Merger Agreement Remains in Effect. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect and nothing in this Amendment shall otherwise affect any other provision of the Merger Agreement or the rights and obligations of the parties thereto.

                  5. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                  6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, except to the extent that the DGCL applies and, to that extent, by the internal laws of the State of Delaware.

                  IN WITNESS WHEREOF, Acquiror and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                        TYCO ACQUISITION CORP. XXIV (NV),

                                        By: /s/ Mark H. Swartz
                                            ---------------------------------
                                        Name:  Mark H. Swartz
                                        Title: Vice President


                                        SENSORMATIC ELECTRONICS CORPORATION

                                        By: /s/ Per-Olof Loof
                                            ---------------------------------
                                        Name:  Per-Olof Loof
                                        Title: President and Chief Executive
                                               Officer





Acknowledged and Agreed
that for all purposes of the Guarantee,
the term Agreement shall mean the
Merger Agreement as amended by this
Amendment.


TYCO INTERNATIONAL LTD.


By: /s/ Mark H. Swartz
    ---------------------------------
Name:  Mark H. Swartz
Title: Executive Vice President and
       Chief Financial Officer